EXHIBIT 16.1

WWW.MOSSADAMS.COM

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01(a)(1) of Form 8-K dated December 24, 2012, of Cherokee Inc. and are in agreement with the statements contained therein, except for the statement regarding the unanimous approval of the Audit Committee of the Company’s Board of Directors, as we have no basis to agree or disagree with this statement.  Furthermore, as it relates to Item 4.01(a)(2), we also have no basis to agree or disagree with the statements of the registrant contained therein.

/s/ Moss Adams LLP

Los Angeles, CA
December 24, 2012